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PROSPECTUS  SUPPLEMENT  (dated November 13, 2000) To Prospectus dated August 23,
1999

         The "Selling Holders" section of the Prospectus is amended to read as follows:

                                 SELLING HOLDERS

         The Debentures were originally issued by the Company and resold by BT Alex. Brown Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" ("QIBs") as defined in Rule 144A under the Securities Act, in compliance with Rule 144A under the Securities Act. Such persons constitute the "Selling Holders." The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

         The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination at any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

                                                                                          Number of Shares
                                                              Principal Amount of          of Common Stock
                                                         Debentures Beneficially Owned      Beneficially
                  Selling Holder                       and That May Be Offered Hereby(1)      Owned (2)
----------------------------------------------------   ---------------------------------  ----------------
Alexandra Global Investment Fund 1, Ltd.                       $     9,200,000                  ---
Associated Electric & Gas Insurance Services Limited                   600,000                  ---
Baptist Health                                                         282,000                  ---
Boston Museum of Fine Art                                              141,000                  ---
BS Debt Income Fund-- Class A                                           40,000                  ---
BT Alex. Brown                                                      46,107,000                  ---
CALAMOS Convertible Fund                                             7,805,000                  ---
CALAMOS Global Growth and Income Fund                                  490,000                  ---
CALAMOS Growth and Income Fund                                       1,360,000                  ---
Carrigaholt Capital (Bermuda) L.P.                                   4,250,000                  ---
Champion International Corporation Master Retirement Trust           6,685,000                  ---
Class IC Company, Ltd., The                                          4,250,000                  ---
Delaware Group Premium Fund, Inc.                                      300,000                  ---
Delta Airlines Master Trust                                         11,400,000                  ---
Deutsche Bank AG                                                    21,250,000                  ---
Dorinco Reinsurance Company                                          2,800,000                  ---
Dow Chemical Company Employees' Retirement Plan                     11,490,000                  ---
Dunham & Assoc. Fund III                                                53,000                  ---
Dunham & Assoc. Fund II                                                 99,000                  ---
Engineers Joint Pension Fund                                           518,000                  ---
Fondren Foundation, The                                                470,000                  ---
Genesee County Employees' Retirement System                          1,200,000                  ---
GPZ Trading LLC                                                      2,000,000                  ---
Hamilton Global Investors Limited                                   29,500,000                  ---

GPZ Trading LLC                                                      2,000,000                  ---
Hamilton Partners Limited                                              500,000                  ---
HBK Cayman L.P.                                                      1,200,000                  ---
HBK Finance, L.P.                                                    3,410,000                  ---
HBK Offshore Fund Ltd.                                               2,800,000                  ---
HBK Securities Ltd.                                                  6,530,000                  ---
Highbridge Capital Corporation                                      11,000,000                  ---
Kettering Medical Center Funded Depreciation Account                   535,000                  ---
Lehman Brothers Inc.                                                 3,400,000                  ---
Maril & Co.                                                            800,000                  ---
McMahan Securities Company, L.P.                                       200,000                  ---
Nicholas Applegate Income & Growth Fund                              4,935,000                  ---
NMS Services, Inc.                                                  20,000,000
Paloma Securities L.L.C.                                             8,400,000                  ---
Port Authority of Allegheny County Retirement and                    8,150,000                  ---
Disability Allowance Plan for the Employees
Represented by Local 85 of the Amalgamated Transit
Union
R2 Investments, LDC                                                  4,850,000                  ---
RJR Nabisco, Inc. Defined Benefit Master Trust                       5,205,000                  ---
San Diego City Retirement                                            1,395,000                  ---
San Diego County Convertibles                                        4,273,000                  ---
SBC Warburg Dillon Reed                                                800,000                  ---
Silverton International Fund Limited                                 5,200,000                  ---
Smith Barney, Inc.                                                  10,000,000
Societe Generale                                                    11,000,000                  ---
Southern Farm Bureau Life Insurance Company                          4,000,000                  ---
SPT                                                                  4,300,000                  ---
Teachers Insurance and Annuity Association of                       13,400,000                  ---
America
TQA Leverage Fund, L.P.                                              1,000,000                  ---
TQA Vantage Fund, Ltd.                                               2,000,000                  ---
TQA Vantage Plus Ltd.                                                1,000,000                  ---
UBS Asset Management (New York)                                      6,000,000                  ---
Unifi, Inc. Profit Sharing Plan and Trust                            1,080,000                  ---
Univar Corporation                                                   2,150,000                  ---
Wake Forest University                                               1,104,000                  ---

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--------------------
(1) The amounts indicated are based on information provided to the Company by certain of the Selling Holders and may not reflect subsequent trading by the Selling Holders after such information was provided to the Company. As a result, the amount indicated may not total to the aggregate principal amount of the Debentures.

(2) Does not include shares of Common Stock issuable upon conversion of Debentures.

Prospectus supplementWhole FoodsZero Coupon Debentures.WPD/SAH